                     EX-10.2
                     Employment and Noncompetition Agreement


                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

      This EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made as of the 20th day of March, 1998 by and between Lionel P. Fortin of Boston, Massachusetts ("Executive"), and Beacon Capital Partners, Inc., a Maryland corporation with a principal place of business at 50 Rowes Wharf, Boston, MA 02110 (the "Company").

      1. Term. The term of this Agreement shall commence on the date first above written and, unless earlier terminated as provided in Paragraph 7 below, shall terminate on the third anniversary of such date. The Original Term may be extended for such period or periods, if any, as agreed to by Executive and the Company (each a "Renewal Term"). The period of Executive's employment hereunder consisting of the Original Term and all Renewal Terms is herein referred to as the "Employment Period."

      2. Employment and Duties.

            (a) During the Employment Period, Executive shall be employed in the business of the Company and its affiliates. Executive shall serve the Company as a senior corporate executive with the title President and Chief Operating Officer of the Company. Executive's duties and authority shall be as set forth in the By-laws of the Company and as otherwise established by the Board of Directors of the Company and shall be commensurate with his title and position with the Company.

            (b) Executive agrees to his employment as described in this Paragraph 2 and agrees to devote substantially all of his efforts related to real estate investment and development activities in furtherance of his duties under this Agreement, except as otherwise approved by the Board of Directors of the Company; provided, however, that nothing herein shall be interpreted to preclude Executive from (i) participating as an officer or director of, or advisor to, other for-profit enterprises, or (ii) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities, or (iii) investing his assets as an investor in other entities or business ventures, provided that such investment does not violate Section 9 hereof.

            (c) In performing his duties hereunder, Executive shall be available for reasonable travel as the needs of the Company's business require. Executive shall be based in the greater Boston metropolitan area.

      3. Compensation and Benefits. In consideration of Executive's services hereunder, the Company shall compensate Executive as provided in this Section 3.

            (a) Base Salary. The Company shall pay Executive an aggregate annual salary at the rate of $200,000 per annum during the Employment Period ("Base Salary"), subject to withholding for applicable federal, state and local taxes. Base Salary shall be payable in accordance with the Company's normal business practices, but in no event less frequently than monthly. Executive's Base Salary shall be reviewed no less frequently than annually by the Company and may be increased, but not decreased, by the Company during the Employment Period.

            (b) Incentive Compensation. In addition to the Base Salary payable to Executive pursuant to Section 3(a), during the Employment Period, Executive shall be eligible to participate in any incentive compensation plans in effect with respect to senior executive officers of the Company, subject to Executive's compliance with such criteria as the Company's Board of Directors or Compensation Committee thereof may establish for Executive's participation in such plans from time to time. Any awards to Executive under such plans will be established in the sole discretion of the Company's Board of Directors or Compensation Committee thereof.

            (c) Stock Incentive Plans. During the Employment Period, Executive shall be eligible to participate in stock incentive plans established from time to time for the benefit of senior executive officers and other employees of the Company in accordance with the terms and conditions of such plans. All decisions regarding awards to Executive under the Company's stock incentive plans shall be made in the sole discretion of the Company's Board of Directors or Compensation Committee thereof.

            (d) Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

            (e) Medical and Dental Insurance. During the Employment Period, Executive and Executive's immediate family shall be entitled to participate in such medical and dental benefit plans as the Company shall maintain from time to time for the benefit of senior executive officers of the Company and their families, on the terms and subject to the conditions set forth in such plans.

            (f) Life Insurance and Disability Insurance. During the Employment Period, the Company shall provide Executive with life insurance and comprehensive disability insurance coverage pursuant to plans maintained by the Company from time to time for the benefit of senior executive officers of the Company and their families, on the terms and subject to the conditions set forth in such plans.

            (g) Vacations. Executive shall be entitled to reasonable paid vacations in accordance with the then regular procedures of the Company governing senior executive officers.

            (h) Other Benefits. During the Employment Period, the Company shall provide to Executive such other benefits, including sick leave and the right to participate in


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such retirement or pension plans, as are made generally available to senior executive officers and employees of the Company from time to time.

      4. Indemnification and Liability Insurance. The Company shall enter into an indemnity agreement with Executive in form and substance substantially similar to the indemnity agreements entered into between the Company and its directors, pursuant to which the Company shall agree to indemnify Executive with respect to any actions commenced against Executive in his capacity as an officer or director, or former officer or director, of the Company or any affiliate thereof for which he may serve in such capacity. The Company also agrees to use its best efforts to secure and maintain officers and directors liability insurance providing coverage for Executive.

      5. Company's Policies. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board of Directors regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board of Directors.

      6. Nondisclosure Covenant.

            (a) General. All records, financial statements and similar documents obtained, reviewed or compiled by Executive in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Executive shall have no rights in such documents upon any termination of this Agreement.

            (b) Confidential Information. Executive will not disclose to any person or entity (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain in competing, directly or indirectly, with the Company, any confidential information of the Company obtained by him incident to his employment with the Company. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities which have been discussed or considered by the management of the Company but does not include any information which has become part of the public domain by means other than Executive's non-observance of his obligations hereunder. This paragraph shall survive the termination of this Agreement.

      7. Termination and Severance Payments.

            (a) At-Will Employment. Executive's employment hereunder is "at will" and may be terminated by the Company with 30 days' advance written notice with or without Cause (as defined in Section 7(e) below), by a majority vote of all of the members of the Board of Directors upon written notice to Executive, subject only to the severance provisions specifically set forth in this Section 7.


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            (b) Termination by Executive. Executive's employment hereunder may be terminated effective upon 30 days' advance written notice by Executive with or without Good Reason (as defined in Section 7(e) below). In the case of termination of Executive's employment for Good Reason, Executive shall be entitled to receive severance pursuant to Section 7(c) below.

            (c) Certain Benefits upon Termination by Executive. Except as specifically provided in this Section 7 or otherwise required by law, all compensation and benefits to Executive under this Agreement shall terminate on the date of termination of Executive's employment. Notwithstanding the foregoing, in the event of Executive's termination of employment for Good Reason pursuant to Section 7(b) or termination of Executive's employment by the Company other than for Cause, Executive shall be entitled to the following benefits:

                  (i) The Company shall pay Executive an amount in a lump sum equal to three (3) times the sum of the Executive's Base Salary and the highest potential cash bonus that could be earned by Executive in the year of termination;

                  (ii) For 36 months, Executive shall continue to receive all benefits described in Section 3 existing on the date of termination. For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Company with a Base Salary at the rate in effect on the date of termination;

                  (iii) Executive shall vest fully in all outstanding stock option and other stock-based awards;

                  (iv) Executive shall be entitled to receive payments under all long-term incentive programs of the Company, including the Incentive Return (as described in the offering memorandum dated March __, 1998), as if he had remained employed for the duration of the performance period under the long-term incentive programs; and

                  (v) Nothing herein shall be deemed to obligate Executive to seek other employment in the event of any such termination and any amounts earned or benefits received from such other employment will not serve to reduce in any way the amounts and benefits payable in accordance herewith.

            (d) Termination by the Company for Cause. If (i) Executive is terminated for Cause or (ii) Executive shall voluntarily terminate his employment hereunder other than for Good Reason, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and Executive shall be entitled to receive only his Base Salary at the rate then in effect until the Termination Date and any


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outstanding stock-based award held by Executive shall expire in accordance with the terms of the stock incentive plan or applicable award agreement.

            (e) Definitions. The following terms shall be defined as set forth below.

                  (i) "Cause" shall mean a finding by the Board of Directors that Executive has (A) acted with gross negligence or willful misconduct in connection with the performance of his material duties hereunder, (B) defaulted in the performance of his material duties hereunder and has not corrected such action within 30 days of receipt of written notice thereof;
      (C) willfully acted against the best interests of the Company, which act has had a material and adverse impact on the financial affairs of the Company; or (D) been convicted of a felony or committed a material act of common law fraud against the Company or its employees and such act or conviction has, or the Board of Directors reasonably determines will have, a material adverse effect on the interests of the Company.

                  (ii) A "Good Reason" shall be deemed to have occurred in the event of:

                        (A) an adverse change in duties, responsibilities,
            status or positions with the Company from the duties, responsibilities, status or positions set forth in Section 2;

                        (B) a failure of the Board of Directors to elect
            Executive to serve as the Chairman of the Board of Directors and Chief Executive Officer;

                        (C) a material failure by the Company to comply with any
            of the provisions of this Agreement;

                        (D) a reduction by the Company in Executive's Base
            Salary;

                        (E) the failure by the Company to provide and credit
            Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Company's normal vacation policies;

                        (F) the Company's requirement of Executive to be based
            in an office located beyond 25 miles from Executive's residence, except for required travel relating to the Company's business substantially consistent with Executive's business travel obligations; or

                        (G) the failure by the Company to obtain from any
            successor to the Company an agreement to be bound by this Agreement pursuant to Section 12 hereof.


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            (f) Termination by Reason of Death. The Employment Period shall terminate upon Executive's death and in such event, the Company shall pay Executive's Base Salary for a period of six (6) months from the date of his death, or such longer period as the Board of Directors may determine, to Executive's estate or to a beneficiary designated by Executive in writing prior to his death. Any unexercised or unvested stock options or other stock-based awards shall become fully exercisable or vest upon Executive's death. Executive shall be entitled to receive payments under all long-term incentive programs of the Company, including the Incentive Return, as if he had remained employed for the duration of the performance period under the long-term incentive programs.

            (g) Termination by Reason of Disability. In the event that Executive shall become unable to efficiently perform his duties hereunder because of any physical or mental disability or illness, Executive shall be entitled to be paid his Base Salary until the later of such time when (i) the period of disability or illness (whether or not the same disability or illness) shall exceed 180 consecutive days during the Employment Period and (ii) Executive becomes eligible to receive benefits under a comprehensive disability insurance policy obtained by the Company (the "Disability Period"). Following the expiration of the Disability Period, the Company may terminate this Agreement upon written notice of such termination. Any unexercised or unvested stock options or other stock-based awards shall become fully exercisable or vest upon such termination. Executive shall be entitled to receive payments under all long-term incentive programs of the Company, including the Incentive Return, as if he had remained employed for the duration of the performance period under the long-term incentive programs.

            (h) Mediation of Disputes. The parties shall endeavor in good faith to settle within 90 days any controversy or claim arising out of or relating to this Agreement or the breach thereof through mediation with JAMS, Endispute or similar organizations. If the controversy or claim is not resolved within 90 days, the parties shall be free to pursue other legal remedies in law or equity.

      8. Additional Benefits.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any


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

interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

            (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 8(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 8(c), shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that


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the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with


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respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      9. Noncompetition Covenant.

            (a) Because Executive's services to the Company are essential and because Executive has access to the Company's confidential information, Executive covenants and agrees that (i) during the Employment Period and (ii) in the event that this Agreement is terminated by the Company for Cause or by Executive other than for Good Reason, during the Noncompetition Period, Executive will not, without the prior written consent of the Board of Directors of the Company which shall include the unanimous consent of the Directors who are not officers of the Company, directly or indirectly:

                  (A) engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any commercial office real estate property anywhere in the United States that the Company conducts its affairs, or

                  (B) intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or its affiliates and any tenant, supplier, contractor, lender, employee or governmental agency or authority.

            (b) For purposes of this Section 9, the Noncompetition Period shall mean the period commencing on the date of termination of Executive's employment under this Agreement and ending on the first anniversary thereof.

            (c) Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 9 from making investments in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management or leasing of commercial office real estate properties, regardless of where they are located, if the shares or other ownership interests of such entity are publicly traded and Executive's aggregate investment in such entity constitutes less than five percent (5%) of the equity ownership of such entity.


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            (d) The provisions of this Section 9 shall survive the termination of this Agreement.

            10. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

            11. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand, by nationally recognized overnight courier or by express, registered or certified mail, postage prepaid, return receipt requested, and addressed to the Company or Executive, as applicable, at the address indicated above (or to such other address as may be provided by notice).

            12. Legal Fees. The Company shall pay to Executive all reasonable legal and mediation fees and expenses incurred by Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by Executive.

            13. Miscellaneous. This Agreement (i) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior agreements or understandings, (ii) may not be assigned by Executive without the prior written consent of the Company, and
(iii) may be assigned by the Company and shall be binding upon, and inure to the benefit of, the Company's successors and assigns. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

            14. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

            15. Specific Enforcement. The provisions of Sections 6 and 9 of this Agreement are to be specifically enforced if not performed according to their terms. Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Executive's breach of Sections 6 and 9 of this Agreement and further acknowledge that the Company may seek entry of a temporary restraining order or preliminary injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof.

            16. Severability. If a court of competent jurisdiction adjudicates any one or more of the provisions hereof as invalid, illegal or unenforceable in any respect, such provision(s) shall be ineffective only to the extent and duration of such invalidity, illegality or unenforceability and such invalidity, illegality or unenforceability shall not affect the remaining


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substance of such provision or any other provision of this Agreement and this
Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable. If it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the parties will use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intent of the provision originally contained herein.

            17. Governing Law. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts excluding its conflicts of laws provisions.


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      IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

                                      BEACON CAPITAL PARTNERS, INC.



/s/ Lionel P. Fortin                      /s/ William A. Bonn
__________________________________    By: ______________________________________
Lionel P. Fortin                          William A. Bonn
                                          Senior Vice President and General
                                          Counsel


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